Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President – Finance
Dover, Delaware, July 30, 2015	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS IMPROVED RESULTS FOR THE SECOND QUARTER OF 2015

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended June 30, 2015.

The Company promoted a NASCAR triple-header and hosted the Firefly Music Festival in Dover during the second quarter of 2015 and 2014. In addition, the Company also hosted the inaugural Big Barrel Country Music Festival during the second quarter of 2015. The Company leases a portion of its Dover facility to the promoter of Firefly and Big Barrel, provides logistical assistance and handles certain concessions for which the Company retains a certain percent of the gross sales.

Revenues for the second quarter of 2015 increased 4.6% to $25,380,000 compared with $24,273,000 in the second quarter of 2014. The increase in revenues was primarily due to the contracted increase in broadcasting revenue for the Dover NASCAR weekend and by rental and concession revenue from Big Barrel, partially offset by lower admissions and revenue from track rentals.

Operating and marketing expenses were $13,629,000 in the second quarter of 2015 compared to $13,268,000 in the second quarter of 2014. The increase was primarily due to the scheduled increase in purse and sanction fees for the Dover NASCAR weekend.

General and administrative expenses increased slightly to $1,811,000 in the second quarter of 2015 from $1,776,000 in the second quarter of 2014.

Depreciation expense increased to $1,422,000 in the second quarter of 2015 compared to $818,000 in the second quarter of 2014. The increase is due to the decision earlier in 2015 to remove certain grandstand seats and structures after our 2015 race season. We changed the estimated useful lives of the impacted assets resulting in a $655,000 increase in our second quarter 2015 depreciation expense.

Net interest expense decreased to $86,000 in the second quarter of 2015 from $99,000 in the second quarter of 2014 as a result of lower outstanding borrowings.

Earnings before income tax expense for the second quarter of 2015 were $9,163,000 compared with $8,256,000 in the second quarter of 2014. The results for the second quarter of 2015 include the $655,000 of accelerated depreciation and $606,000 of income from assets held for sale (see below). On an adjusted basis, excluding these items, earnings before income tax expense for the second quarter of 2015 were $9,212,000, an 11.6% increase from the second quarter of 2014.

Net earnings for the second quarter of 2015 were $5,494,000 or $0.15 per diluted share compared to $4,844,000 or $0.13 per diluted share for the second quarter of 2014. Net earnings, adjusted for the aforementioned items, increased 13.3% to $5,489,000.

At June 30, 2015, the Company’s total indebtedness was $2,800,000 compared with $16,920,000 at June 30, 2014.

Income from assets held for sale of $606,000 represents non-refundable payments made in 2015 to extend the closing date under a now expired agreement to sell our Nashville facility. On May 29, 2014, we entered into an agreement to sell the Nashville facility for $27 million in cash and the assumption by the buyer of obligations of ours under certain Variable Rate Tax Exempt Infrastructure Revenue Bonds. The sales agreement was amended several times extending the closing date. In consideration for these amendments, during 2014 we received $1,700,000 in non-refundable deposits from the buyer which was to be applied against the purchase price at closing. In the first six months of 2015, we received $1,200,000 in non-refundable deposits to extend closing under the agreement, a portion of which was to be applied against the purchase price depending on the closing date. During the three and six-month periods ended June 30, 2015, $606,000 and $1,033,000, respectively, was recorded as income from assets held for sale in our consolidated statements of earnings as those amounts were not to be applied against the purchase price at closing based on the terms of the amendments. On June 1, 2015, the buyer defaulted under the agreement and did not subsequently cure the default. The amended closing date under the agreement was July 27, 2015; therefore, the agreement has now expired by its terms. Accordingly, we will record as income the remaining deposits of $1,867,000 in the third quarter of 2015, which are recorded in accrued liabilities in our consolidated balance sheet at June 30, 2015. We have expanded our sales efforts and are in discussions with additional prospective buyers. The assets of Nashville Superspeedway are reported as assets held for sale in our consolidated balance sheet at June 30, 2015 and December 31, 2014.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Admissions	$4,212	$4,473	$4,212	$4,473
Event-related	4,681	4,194	4,691	4,367
Broadcasting	16,486	15,606	16,486	15,606
Other	1	—	1	10

	25,380	24,273	25,390	24,456

Expenses:
Operating and marketing	13,629	13,268	14,738	14,303
General and administrative	1,811	1,776	3,751	3,636
Loss on disposal of long-lived assets	—	—	40	—
Depreciation	1,422	818	2,967	1,643

	16,862	15,862	21,496	19,582

Income from assets held for sale	606	—	1,033	—

Operating earnings	9,124	8,411	4,927	4,874

Interest expense, net	(86)	(99)	(233)	(264)
Benefit (provision) for contingent obligation	125	(70)	102	8
Other income	—	14	1	17

Earnings before income taxes	9,163	8,256	4,797	4,635

Income tax expense	(3,669)	(3,412)	(1,907)	(1,909)

Net earnings	$5,494	$4,844	$2,890	$2,726

Net earnings per common share:
Basic	$0.15	$0.13	$0.08	$0.07

Diluted	$0.15	$0.13	$0.08	$0.07

Weighted average shares outstanding:
Basic	36,157	36,042	36,155	36,052
Diluted	36,157	36,042	36,155	36,052

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP EARNINGS BEFORE INCOME TAXES TO ADJUSTED EARNINGS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET EARNINGS TO ADJUSTED NET EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
GAAP earnings before income taxes	$9,163	$8,256	$4,797	$4,635
Accelerated depreciation (1)	655	—	1,384	—
Income from assets held for sale (2)	(606)	—	(1,033)	—
Loss on disposal of long-lived assets (3)	—	—	40	—

Adjusted earnings before income taxes	$9,212	$8,256	$5,188	$4,635

GAAP net earnings	$5,494	$4,844	$2,890	$2,726
Accelerated depreciation, net of income taxes (1)	389	—	822	—
Income from assets held for sale, net of income taxes (2)	(394)		(672)
Loss on disposal of long-lived assets, net of income taxes (3)	—	—	24	—

Adjusted net earnings	$5,489	$4,844	$3,064	$2,726

GAAP net earnings per common share—basic and diluted	$0.15	$0.13	$0.08	$0.07
Accelerated depreciation, net of income taxes (1)	0.01	—	0.02	—
Income from assets held for sale, net of income taxes (2)	(0.01)	—	(0.02)	—
Loss on disposal of long-lived assets, net of income taxes (3)	—	—	—	—

Adjusted net earnings per common share—basic and diluted	$0.15	$0.13	$0.08	$0.07

(1)	During the first quarter of 2015, we made the decision to remove certain grandstand seating at our Dover International Speedway facility. These assets will remain in service until the end of the 2015 race season. As a result, we shortened the service lives of these assets which resulted in accelerated depreciation being recorded in the first six months of 2015.
(2)	On May 29, 2014, we entered into an agreement to sell our Nashville Superspeedway facility. Income from assets held for sale relates to payments we received in 2015 from the potential buyer to extend the closing date of settlement that were not to be applied to the purchase price at closing based on the terms of the related amendments to the agreement. The sale agreement expired on July 27, 2015.
(3)	Loss on disposal of long-lived assets is attributable to the decision to remove and dispose of certain grandstand seating at our Dover International Speedway facility.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per common share—basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned accelerated depreciation, income from assets held for sale and loss on disposal of long-lived assets. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to earnings before income taxes, net earnings or net earnings per common share—basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30, 2015	June 30, 2014	December 31, 2014
ASSETS
Current assets:
Cash	$480	$49	$24
Accounts receivable	1,299	11,930	139
Inventories	116	117	70
Prepaid expenses and other	1,162	1,070	1,042
Prepaid income taxes	—	—	170
Deferred income taxes	82	87	79
Assets held for sale	26,000	26,000	26,000

Total current assets	29,139	39,253	27,524

Property and equipment, net	55,698	58,270	58,236
Other assets	903	945	925
Deferred income taxes	561	310	580

Total assets	$86,301	$98,778	$87,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$554	$458	$889
Accrued liabilities	5,630	4,733	4,944
Payable to Dover Downs Gaming & Entertainment, Inc.	22	39	22
Income taxes payable	1,840	1,328	—
Deferred revenue	4,107	4,035	1,348

Total current liabilities	12,153	10,593	7,203

Revolving line of credit	2,800	16,920	10,760
Liability for pension benefits	4,132	1,414	4,231
Provision for contingent obligation	1,711	1,835	1,813
Deferred income taxes	14,354	16,835	15,163

Total liabilities	35,150	47,597	39,170

Stockholders’ equity:
Common stock	1,822	1,812	1,812
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,622	101,394	101,508
Accumulated deficit	(50,859)	(52,337)	(53,749)
Accumulated other comprehensive loss	(3,285)	(1,539)	(3,327)

Total stockholders’ equity	51,151	51,181	48,095

Total liabilities and stockholders’ equity	$86,301	$98,778	$87,265

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Operating activities:
Net earnings	$2,890	$2,726
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	2,967	1,643
Amortization of credit facility fees	48	48
Stock-based compensation	196	164
Deferred income taxes	(772)	(93)
Benefit for contingent obligation	(102)	(8)
Income from assets held for sale	(1,033)	—
Changes in assets and liabilities:
Accounts receivable	(1,160)	(11,902)
Inventories	(46)	(3)
Prepaid expenses and other	(132)	(64)
Accounts payable	348	433
Accrued liabilities	519	1,846
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	—	43
Income taxes payable/prepaid income taxes	2,006	1,351
Deferred revenue	2,759	2,292
Liability for pension benefits	(36)	(77)

Net cash provided by (used in) operating activities	8,452	(1,601)

Investing activities:
Capital expenditures	(1,112)	(322)
Purchases of available-for-sale securities	(8)	(45)
Proceeds from sale of available-for-sale securities	5	42
Non-refundable payments received related to assets held for sale	1,200	—

Net cash provided by (used in) investing activities	85	(325)

Financing activities:
Borrowings from revolving line of credit	12,640	16,540
Repayments on revolving line of credit	(20,600)	(14,440)
Repurchase of common stock	(121)	(129)

Net cash (used in) provided by financing activities	(8,081)	1,971

Net increase in cash	456	45
Cash, beginning of period	24	4

Cash, end of period	$480	$49